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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.
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                                                                     Exhibit 2.1

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                            ASSET PURCHASE AGREEMENT

                                   DATED AS OF

                                OCTOBER 19, 2001

                                      AMONG

                                 C.R. BARD, INC.

                                       AND

                                NMT MEDICAL, INC.

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

                                TABLE OF CONTENTS
                                                                          Page

                             ARTICLE I. DEFINITIONS

  1.1. DEFINITIONS...........................................................1

                         ARTICLE II. PURCHASE OF ASSETS

  2.1. PURCHASE AND SALE.....................................................5
  2.2. EXCLUDED ASSETS.......................................................7
  2.3. ASSUMPTION OF LIABILITIES.............................................7
  2.4. EXCLUDED LIABILITIES..................................................8
  2.5. LICENSE OF 577 PATENT.................................................8
  2.6. PRODUCTS LIABILITY....................................................9

                     ARTICLE III. PURCHASE PRICE AND CLOSING

  3.1. CLOSING...............................................................9
  3.2. INSTRUMENTS OF TRANSFER..............................................10
  3.3. PURCHASE PRICE.......................................................10

              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER

  4.1. DUE ORGANIZATION.....................................................11
  4.2. AUTHORIZATION........................................................11
  4.3. NO DEFAULT OR VIOLATION..............................................11
  4.4. CONTRACTS AND COMMITMENTS............................................12
  4.5. CONTRACTS AND COMMITMENTS; NO DEFAULT................................13
  4.6. TITLE TO AND SUFFICIENCY OF ASSETS...................................13
  4.7. MATTERS RELATING TO THE PRODUCT LINES AND THE ASSETS.................14
  4.8. INSURANCE............................................................14
  4.9. LITIGATION...........................................................15
  4.10. LICENSES AND PERMITS; REGULATORY FILINGS; LEGAL COMPLIANCE..........15
  4.11. DISTRIBUTION AGREEMENTS.............................................17
  4.12. INTELLECTUAL PROPERTY RIGHTS........................................17
  4.13. PRODUCT LINE DOCUMENTATION..........................................19
  4.14. CERTIFICATIONS AND APPROVALS........................................19
  4.15. ABSENCE OF MATERIAL CHANGES.........................................19
  4.16. CERTAIN FINANCIAL INFORMATION.......................................19

               ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

  5.1. DUE ORGANIZATION.....................................................20
  5.2. AUTHORIZATION........................................................20
  5.3. NO DEFAULT OR VIOLATION..............................................20
  5.4. NO KNOWLEDGE OF MISREPRESENTATION OR OMISSION........................20

                      ARTICLE VI. COVENANTS OF THE PARTIES

  6.1. ACCESS TO FACILITIES AND INFORMATION.................................20
  6.2. DISCLOSURE SUPPLEMENTS...............................................21

  6.3. CONDUCT OF BUSINESS..................................................21
  6.4. LEGAL CONDITIONS TO THE ACQUISITION..................................22

                  ARTICLE VII. CONDITIONS PRECEDENT TO CLOSING

  7.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT..........22
  7.2. CONDITIONS TO OBLIGATIONS OF BUYER...................................22
  7.3. CONDITIONS TO OBLIGATIONS OF SELLER..................................24

                       ARTICLE VIII. POST-CLOSING MATTERS

  8.1. COVENANT OF FURTHER ASSURANCES.......................................24
  8.2. PAYMENT OF TAXES.....................................................25
  8.3. CONFIDENTIALITY......................................................25
  8.4. DEFENSE OF CLAIMS AND LITIGATION.....................................25
  8.5. DELIVERY OF DOCUMENTS................................................26
  8.6. MANUFACTURING SERVICES TO BUYER......................................26
  8.7. SHARING OF DATA......................................................26
  8.8. COVENANT NOT TO COMPETE; NON-SOLICITATION............................26
  8.9. EMPLOYEES............................................................27
  8.10. USE OF SELLER'S MARKINGS............................................28
  8.11. HART-SCOTT-RODINO ACT...............................................28
  8.12. ASSIGNMENT OF CERTAIN CONTRACTS.....................................28

                           ARTICLE IX. INDEMNIFICATION

  9.1. INDEMNIFICATION......................................................28
  9.2. PROCEDURE............................................................30
  9.3. LIMITATION ON INDEMNIFICATION........................................30
  9.4. EXCLUSIVE REMEDY.....................................................31
  9.5. DISPUTE RESOLUTION...................................................31

                            ARTICLE X. MISCELLANEOUS

  10.1. TERMINATION.........................................................33
  10.2. EFFECT OF TERMINATION...............................................33
  10.3. CONFIDENTIALITY UPON TERMINATION....................................33
  10.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........................34
  10.5. BROKERAGE...........................................................34
  10.6. WAIVERS AND AMENDMENTS..............................................34
  10.7. PERFORMANCE.........................................................34
  10.8. ALLOCATION OF PURCHASE PRICE........................................35
  10.9. NOTICES.............................................................35
  10.10. EXPENSES...........................................................36
  10.11. NO SOLICITATION....................................................36
  10.12. PUBLICITY..........................................................36
  10.13. ENTIRE AGREEMENT...................................................36
  10.14. GOVERNING LAW......................................................36
  10.15. INTERPRETATION.....................................................36
  10.16. SEVERABILITY.......................................................37
  10.17. EXHIBITS...........................................................37

  10.18. COUNTERPARTS.......................................................37
  10.19. NO ASSIGNMENT BY SELLER............................................37
  10.20. WAIVER OF JURY TRIAL...............................................37

                             INDEX OF DEFINED TERMS

577 License ...............................................................    8
577 Patent ................................................................    8
Acquisition ...............................................................    1
Affected Parties ..........................................................   25
Affiliate .................................................................    1
Agreement .................................................................    1
Assets ....................................................................    1
Assigned Intellectual Property Rights .....................................    5
Assumed Contracts .........................................................    1
Assumed Liabilities .......................................................    7
Business ..................................................................    1
Business Data .............................................................   13
Business Material Adverse Effect ..........................................    2
Buyer .....................................................................    1
Buyer Indemnified Parties: ................................................   27
Buyer Products Liability: .................................................    9
Closing ...................................................................    9
Closing Date ..............................................................    9
Competitive Products and Services .........................................   25
Confidentiality, Assignment and Non-Competition Agreement .................   17
Contracts .................................................................   11
Damages: ..................................................................   27
Deductible ................................................................   29
Disclosure Schedules ......................................................    2
European Medical Device Directive .........................................    2
Excluded Assets ...........................................................    2
Excluded Contracts ........................................................    2
Excluded Liabilities ......................................................    8
FDA .......................................................................    2
FDA Correspondence ........................................................   15
Field .....................................................................    8
Governmental Authority ....................................................    2
HSR Act ...................................................................    3
Insider ...................................................................    3
Institute: ................................................................   30
Intellectual Property Rights ..............................................    3
Inventory .................................................................    7
Issued Patents ............................................................   17
knowledge .................................................................    3
Lien ......................................................................    3
Litigation Matter .........................................................    3
Machinery and Equipment ...................................................    6
Manufacturing Transition Date .............................................    3
Marks .....................................................................    3
NMT .......................................................................    1
NMT Royalty Agreement .....................................................   10
Other Permits .............................................................   15
Parties ...................................................................    3
Patent Applications .......................................................   17
Patent Rights .............................................................    3
Permits: ..................................................................   15
Person ....................................................................    4
Product Line ..............................................................    4
Product Line Documentation ................................................   18
Product Line Employees ....................................................    4
Product Permits ...........................................................   15
Product Warranty Claim ....................................................    4
Products ..................................................................    4
Purchase Price ............................................................    9
RC ........................................................................    4
Related Documents .........................................................    4
Representatives: ..........................................................   30
Returns ...................................................................    4
RLF Opinion ...............................................................   19
RNF .......................................................................    4
Rules: ....................................................................   30
Seller ....................................................................    1
Seller Indemnified Parties: ...............................................   27
Seller Products Liability: ................................................    9
Seller's Markings .........................................................   26
SNF .......................................................................    4
subsidiaries ..............................................................    4
subsidiary ................................................................    4
Tax .......................................................................    5
Taxes .....................................................................    5
Termination Date ..........................................................   31
Trade Dress: ..............................................................    7
Trade Secret ..............................................................    5
Transitional Manufacturing Agreement ......................................    5

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT made this 19th day of October, 2001 by and among C.R. Bard, Inc., a New Jersey corporation ("Buyer"), NMT Medical, Inc., a Delaware corporation ("NMT" or the "Seller").

      WHEREAS, Seller is engaged in the business of developing, manufacturing, distributing and/or selling certain Products (as more completely defined in Section 1.1 hereof); and

      WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Product Line and substantially all of the business, assets and properties that the Business comprises; and

      WHEREAS, for a transitional period following the Closing Date, Seller will continue to manufacture Products for Buyer pursuant to a Transitional Manufacturing Agreement to be executed at the Closing in the form attached hereto as Appendix A.

      NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

      1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, including the recitals, the following terms, when used herein, shall have the following meanings:

            (a)"Acquisition" shall mean the purchase of the Assets and Business and other transactions contemplated by this Agreement.

            (b) "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

            (c) "Agreement", "this Agreement", "hereto", "hereof", "hereunder", "hereby", and similar expressions refer to this Agreement, including the schedules and exhibits attached hereto, and not any particular article, section, subsection or other subdivision hereof or thereof.

            (d) "Assets" shall mean all those assets, both tangible and intangible, to be transferred pursuant to this Agreement, as provided in
      Section 2.1 of this Agreement.

            (e) "Assumed Contracts" shall mean the specific contracts, licenses and agreements listed on Exhibit 1.1(e).

            (f) "Business" shall mean the business and operations carried out with respect to the Product Line or any component thereof, including, without limitation, development of

      Product Line processes and systems, research and development, regulatory approval process and permits, manufacturing, marketing and distribution to the extent that they relate to such Product Line and parts thereof and the conduct of clinical trials with respect thereto.

            (g) "Business Material Adverse Effect" means any change, effect or circumstance that (i) is materially adverse to the assets, business, financial condition or results of operations of the Business (other than changes that are the result of economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the medical device industry), or (ii) materially impairs the ability of the Seller to consummate transactions contemplated by this Agreement; provided, however, that a "Business Material Adverse Effect" shall not include any adverse change, effect or circumstance (i) primarily arising out of or resulting primarily from actions contemplated by the Parties in connection with this Agreement, or (ii) that is primarily attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement.

            (h) "Disclosure Schedules" shall mean the lists and other information delivered by Seller to Buyer in response to the requirements of Article IV.

            (i) "European Medical Device Directive" shall mean the directive setting forth the safety and other requirements with which medical products marketed in European Union countries must comply (93/42/EEC).

            (j) "Excluded Assets" shall mean the assets described in Section 2.2 as not being transferred to Buyer.

            (k) "Excluded Contracts" shall mean those contracts, leases and agreements listed on Exhibit 1.1(k) and all other contracts, leases and agreements of Seller other than the Assumed Contracts.

            (l) "FDA" shall mean the United States Food and Drug Administration.

            (m) "FDA Law" means any statute, regulation, judicial or administrative interpretation, guideline, point-to-consider, recommendation or standard international guidance relating to any FDA Regulated Product. "FDA Law" includes the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. ss. 301 et seq., the FDA Modernization Act of 1997, Stand Alone Provisions, Pub. L. No. 105-115, 111 Stat. 2295 (1997), and equivalent statutes, regulations and guidances adopted by countries, international bodies and other jurisdictions, in addition to the United States, where Seller has facilities, does business, or directly or through others sells or offers for sale any FDA Regulated Product.

            (n) "FDA Regulated Product" means any product or component including any medical device, that is studied, used, held or offered for sale for human research or investigation or clinical use.

            (o) "Governmental Authority" shall mean any nation, territory or government, foreign or domestic, any state, local or other political subdivision thereof, and any bureau, tribunal, board, commission, department, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including all taxing authorities.

            (p) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            (q) "Insider" shall mean any officer or employee of Seller.

            (r) "Intellectual Property Rights" means all of the following throughout the world, to the extent that they have been used, are used or have been proposed to be used by or for Seller for the design, development, manufacture, operation, sale or use of Products or the Product Line, or relate to the Seller's conduct or proposed conduct of the
      Business: the Issued Patents and the Patent Applications, the Marks and the Trade Dress, all copyrights, all Trade Secrets, all applications or rights to apply for any of the foregoing, and all other industrial and intellectual property rights.

            (s) "knowledge" shall be defined as the actual knowledge of John Ahern, Richard Davis, Ann Kulis, Rob Carr, Carol Ryan, and Dennis Goodine.

            (t) "Lien" shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, restriction, claim, exception, encroachment, easement, right of way, license, permit, incorporeal hereditament, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property (but not including mechanics', carriers', warehousemen's, vendors' or other similar liens arising in the ordinary course of the Business if and to the extent that Seller removes such liens by prompt payment of the applicable invoice for services rendered).

            (u) "Litigation Matter" shall mean any claim, investigation, arbitration, grievance, litigation, action, suit or proceeding, administrative or judicial, relating to any of the Assets or the Business (whether Seller is a plaintiff, defendant or otherwise), at law or in equity or otherwise, or before any Governmental Authority.

            (v) "Manufacturing Transition Date" shall mean the earlier of (i) the date on which Buyer accepts the last shipment of SNF Units manufactured by NMT and shipped to Buyer pursuant to Buyer's final Purchase Order submitted to NMT under the Transitional Manufacturing Agreement and (ii) December 31, 2002.

            (w) "Marks" shall have the meaning set forth in Section 4.12(a)(i).

            (x) "Parties" shall mean each of Seller and Buyer.

            (y) "Patent Rights" shall mean, to the extent related to the Business or the Assets, patents, patent applications and any patents issuing therefrom worldwide, together with any extensions, registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, reexamination certificates, substitutions or renewals, supplemental protection certificates, term extensions or certificates of inventions. The Issued Patents and the Patent Applications are included as part of the "Patent Rights."

            (z) "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity, including a Governmental Authority.

            (aa) "Product Line Employees" shall mean those employees and consultants of Seller engaged directly in the Business, including those engaged in the design, development, manufacture, quality assurance, distribution or sale of any Product.

            (bb) "Product Line" and "Products" shall mean the NMT Vena Cava Filter Line, including the SNF, the RNF, the RC and all other vena cava filter products and accessories now in existence or under development by or on behalf of NMT as of the Closing Date. Product Line and Products shall also include all other vena cava filter products and accessories designed, developed, manufactured, sold and/or distributed (at any time through the Manufacturing Transition Date). Product Line and Products shall also include any and all line extensions, modifications, improvements, additions, and successors to any of the foregoing, as well as all replacements for any of the foregoing, now in existence or under development by NMT as of the Closing Date or the Manufacturing Transition Date.

            (cc) "Product Warranty Claim" shall mean any claim relating to breach of a Product express or implied warranty, any claim relating to improper manufacturing or assembly of a Product, and any claim relating to non-conformity of a Product with specifications or regulatory requirements.

            (dd) "Related Documents" shall mean the Transitional Manufacturing Agreement, the Settlement Agreement and General Release, the NMT Royalty Agreement, and the instruments of transfer contemplated by Section 3.2.

            (ee) "Returns" means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

            (ff) "RNF" shall mean the Recovery Filter.

            (gg) "RC" shall mean the Recovery Cone.

            (hh) "SNF" shall mean the Simon Nitinol Filter.

            (ii) "subsidiary" shall mean each of, and "subsidiaries" collectively shall mean, as to any particular parent corporation, any corporation as to which more than 50% of the outstanding stock having ordinary voting rights or power at the time is owned or controlled, directly or indirectly, by such parent corporation.

            (jj) "Tax" or "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or a similar nature to any of the foregoing, which any Person is required to pay, withhold or collect.

            (kk) "Trade Secret" shall mean, to the extent related to the Business or the Assets, all data and information owned by, used by or licensed to Seller and maintained in confidence by Seller, that has been used, is used or has been proposed to be used by or for Seller for the design, development, manufacture, operation, sale or use of Products or the Product Line or relating to the Business as currently conducted or as proposed to be conducted in Seller's business plan as disclosed to Buyer, including all related processes, methods, compounds, formulae, discoveries, developments, designs, techniques, know-how, specifications, inventions, customer and supplier lists, computer programs, and other scientific or technical data or information conceived, memorialized, developed and/or reduced to practice. Until such time as any particular patent has issued in accordance with the terms of a Patent Application or such Patent Application has been published, the term "Trade Secrets" shall be deemed to include all inventions claimed in such Patent Application.

            (ll) "Transitional Manufacturing Agreement" shall mean that certain transitional manufacturing agreement to be entered into between Seller and Buyer as of the Closing Date in the form set forth as Appendix A.

                                   ARTICLE II.
                               PURCHASE OF ASSETS

      2.1. Purchase and Sale. Upon and subject to the terms and conditions hereof, at the Closing (unless otherwise provided below), Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the assets and rights of every kind, nature and description and wherever located, real, personal and mixed, tangible and intangible, owned or licensed by Seller or in which Seller has an interest (other than the Excluded Assets) and which are now or hereafter (from the date hereof through the Manufacturing Transition Date) used or at any time have been used primarily in connection with the conduct of the Business, in each case free and clear of all Liens except for the Assumed Liabilities. Without limiting the generality of the foregoing, the Assets include the following, if applicable:

            (a) all Intellectual Property Rights, to the extent owned by Seller (the "Assigned Intellectual Property Rights");

            (b) all business records (including purchasing records, regulatory compliance records (including each Device Master File, all FDA Correspondence; CE Marking correspondence; FDA 510(k) premarket notifications and FDA premarket approvals; CE Marking certifications (to the extent transferable); submissions and reports to the FDA and to any European notified body; manuals and procedures for assuring compliance with FDA and CE Marking requirements; and all other records and materials necessary for the Business to comply with FDA and CE Marking requirements), risk management records, customer records, sales and marketing records, documents, correspondence, studies, reports, and all other books, ledgers, files, and records of every kind), tangible data, customer lists, vendor lists, service provider lists, promotional literature and advertising materials, catalogs, research material, technical information, blueprints, technology, technical designs, drawings, specifications and other Product development records owned or licensed by Seller or its subsidiaries and primarily relating to or used primarily in the Business on the Closing Date (in each case, whether such materials are evidenced in writing, electronically, or otherwise); it being understood and agreed that following the Closing, similar items related to or used in the Business but not used primarily in the Business shall be retained by Seller and made available to Buyer, in accordance with the terms of Section 8.7 hereof;

            (c) all sales promotion art-work and masters relating to the Product Line, whether or not currently used in sales promotion publications or product catalogs, together with all copies of all promotional materials, including catalogs, brochures, and photographs relating to the Product Line;

            (d) all Business Data;

            (e) all machinery, equipment and fixtures, including, by way of example and without limitation, all dies, jigs, and tooling, used or planned to be used in connection with the development, manufacture, distribution or sale of any Product, as set forth on Exhibit 2.1(e), and all computer programs and software owned or licensed by Seller and used primarily in connection with the development, manufacture, distribution or sale of the Product Line as listed on Exhibit 2.1(e), and all machinery and equipment, if any, enhanced or purchased by Seller between the Closing Date and the Manufacturing Transition Date pursuant to Section 9.3(a) of the Transitional Manufacturing Agreement (collectively, the "Machinery and Equipment");

            (f) to the extent transferable, all Permits;

            (g) all patterns, plans, designs, research data, formulae and manufacturing processes, quality testing procedures, operating manuals, drawings, manuals, data, records, procedures and research and development records, compositions, drawings, specifications, improvements, proposals, technical and computer data, and related documentation owned or licensed by Seller and used primarily in the Business (including all Product Line Documentation), and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case relating primarily to the Business on the Closing Date;

            (h) all of Seller's right, title and interest in the distinctive features of the packaging primarily relating to or primarily used for the Products of the Business on the Closing Date

      (the "Trade Dress");

            (i) all income, royalties, damages and payments due or payable to Seller as of the Closing Date or thereafter relating to any of the Intellectual Property Rights (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof, and any and all corresponding rights that, now or hereafter, may be secured throughout the world);

            (j) all claims, causes of action, choses in action, rights of recovery, and rights of set-off of any kind (except to the extent related to Excluded Assets or Excluded Liabilities);

            (k) all rights under all Assumed Contracts;

            (l) all rights of Seller in and to paragraph 5 of the agreement specified on Exhibit 2.1(l) hereof;

            (m) all other assets of Seller and its subsidiaries (whether real or personal, tangible or intangible, absolute or contingent) related primarily to or used primarily in the Business, including all of the goodwill of the Business.

      2.2. Excluded Assets. The Excluded Assets shall be all assets of Seller other than the Assets, including without limitation the following:

            (a) cash, real estate, leaseholds of real property, securities, Tax prepayments or other prepaid items that may be deemed to relate to the Business;

            (b)(i) all finished goods inventory of the Business, (ii) all work in process of the Business, (iii) all raw materials of the Business, and
      (iv) all packaging materials to be used primarily in connection with and to support the Business (the "Inventory");

            (c) all accounts receivable of Seller relating to the Business;

            (d) all rights of the Seller arising under the Excluded Contracts;

            (e) the NMT trademark and any derivation thereof; and

            (f) the 577 Patent (as defined in Section 2.5).

      2.3. Assumption of Liabilities. Buyer hereby agrees to assume and perform the Assumed Liabilities. Buyer shall be primarily responsible for payment and performance of, and agrees to pay and perform, and be solely responsible for all of (and Seller shall have no responsibility with respect to any of) the Assumed Liabilities. The "Assumed Liabilities" shall mean:

            (a) all liabilities of Seller arising under the Assumed Contracts after the Closing Date (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof or liabilities which are not apparent on the face of the Assumed Contracts and which were not disclosed to Buyer in the Disclosure Schedules);

            (b) all obligations of Seller arising under paragraph 5 of the agreement specified on Exhibit 2.1(l) hereof;

            (c) all Buyer Products Liability; and

            (d) all other liabilities related to the conduct of the Business from and after the Closing Date by Buyer or any successor, except to the extent such liabilities are the responsibility of Seller pursuant to the terms of this Agreement.

      2.4. Excluded Liabilities. Seller shall be primarily responsible for payment and performance of, and agrees to pay and perform, and be solely responsible for all (and Buyer shall have no responsibility with respect to any) obligations relating to the Business or the Assets other than the Assumed Liabilities (the "Excluded Liabilities"). Without limiting the generality of the foregoing, Seller shall be primarily responsible for payment and performance of, and agrees to pay and perform, and be solely responsible for all of (and Buyer shall have no responsibility with respect to any of) the following:

            (a) all liabilities related to the payment of wages, salary and the provision of benefits to Product Line Employees;

            (b) all Seller Products Liability;

            (c) all liabilities in any way relating to Excluded Contracts; and

            (d) all other liabilities related to the conduct of the Business up to and including the Closing (including all obligations with respect to Taxes).

      2.5. License of 577 Patent.

            (a) Seller is the owner of certain patent rights arising from U.S. Patent No. 5,776,162 "vessel implantable shape memory appliance with superelastic hinged joint" (the "577 Patent"). Upon and subject to the terms and conditions hereof, effective at the Closing Seller hereby grants and Buyer hereby accepts a worldwide, royalty-free, fully paid-up, perpetual license ("577 License") to develop, make, have made, use, sell, offer to sell, have sold, lease and import any product or part thereof, device, method or service, the manufacture, use, or sale of which is covered by a valid claim of the 577 Patent. The 577 License shall be exclusive in the field of vena cava filters and accessories thereof (the "Field"), even with respect to Seller. The 577 License includes the right to sublicense the 577 Patent to any person for use within the Field.

            (b) Buyer shall have the right in its sole discretion to enforce its rights in the 577 Patent against any third party for actual, alleged or prospective infringement arising from activities solely in the Field, and Seller shall have the right in its sole discretion to enforce its rights in the 577 Patent against any third party for actual, alleged or prospective infringement arising from activities outside of the Field. The enforcing Party shall have the right to initiate, maintain and settle any such enforcement action at its sole expense, for its sole benefit, and under its sole control. The non-enforcing Party shall cooperate in any such action at the enforcing Party's reasonable request and expense, and, if the non-enforcing

      Party is necessary in order to initiate or maintain such action by the enforcing Party, the non-enforcing Party agrees to be joined in such action.

      2.6. Products Liability. Buyer and Seller have agreed upon the following to clarify any ambiguities that might otherwise exist with respect to their respective liabilities and obligations relating to the Products. The provisions of this Section 2.6 shall supersede any and all other provisions of this Agreement to the extent referring to the subject matter hereof:

      Seller has either manufactured or caused a third party to manufacture the Products before the Closing Date. From the Closing Date to the Manufacturing Transition Date, Seller will continue to manufacture Products for Buyer under the Transitional Manufacturing Agreement. The Parties have agreed that (i) Buyer shall be liable for any and all Product Warranty Claims and all claims asserted by any person for the death of or injury to any person or any damage to or loss of property or other products liability arising out of or related to Products manufactured by Buyer after the Manufacturing Transition Date or which are work-in-process Inventory as of such Manufacturing Transition Date, and the manufacture of which are completed by Buyer after such Manufacturing Transition Date (regardless of when the alleged defect giving rise to the liability occurs) (the "Buyer Products Liability"), and (ii) Seller shall be liable for any and all Product Warranty Claims and all claims asserted by any person for the death of or injury to any person or any damage to or loss of property or other products liability arising out of or related to Products manufactured by or for Seller prior to the Manufacturing Transition Date for such Product or which are finished goods inventory of Seller as of such Manufacturing Transition Date and are thereafter sold to Buyer (regardless of when the injury occurs or when the claim is asserted) (the "Seller Products Liability"). For purposes of this
Section 2.6 only, Inventory shall be considered finished goods at such time as it has been sterilized and packaged and has passed its final quality assurance examination in the ordinary course of the Business, consistent with past custom and practice, and will be considered work-in-process prior to such time.

                                  ARTICLE III.
                           PURCHASE PRICE AND CLOSING

      3.1. Closing. The closing of the purchase and sale of the Assets (the "Closing") shall be held at 10:00 a.m. at the offices of Foley, Hoag & Eliot, One Post Office Square, Boston, Massachusetts 02109 on a date specified by Buyer at least three business days prior to such date. The date of such Closing shall be as soon as practicable after conditions to the closing of the Acquisition have been fulfilled and the last of all required waiting periods under any applicable governmental approvals have expired, or at such other place, date or time as Buyer and Seller may mutually agree upon in writing (the "Closing Date").

      3.2. Instruments of Transfer. The transfer of the Assets to Buyer and assumption of Assumed Liabilities by Buyer at the Closing shall be effected by the delivery of a Bill of Sale and an Assumption Agreement in substantially the forms attached hereto as Appendix B and Appendix C, respectively.

      3.3. Purchase Price. Subject to the other provisions of this Agreement, Buyer shall pay to Seller, for the transfer of the Assets, an aggregate purchase price (the "Purchase Price") consisting of (i) the Cash Purchase Price, as described below, plus (ii) the Royalty Payments, as described below, plus (iii) the assumption of the Assumed Liabilities.

            (a) The Cash Purchase Price shall be payable as follows:

                  (i) Eight million five hundred thousand dollars ($8,500,000)
            shall be payable on the Closing Date in immediately available funds to the accounts specified by Seller.

                  (ii) Eighteen million five hundred thousand dollars ($18,
            500,000) shall be payable on January 1, 2002.

                  (iii) Four million dollars ($4 million) shall be payable on the earlier of (a) the date on which the Machinery and Equipment is installed and successfully tested after being delivered to the Buyer-designated facility pursuant to Section 9.4(b) of the Transitional Manufacturing Agreement, or (b) December 31, 2002, but only if:

                              (A) Seller shall have fulfilled in all material
                        respects all of its supply commitments under the Transitional Manufacturing Agreement; and

                              (B) Seller shall have delivered the Product Line
                        Documentation as required by Section 4.13 hereof; and

                              (C) Seller shall have complied in all material
                        respects with its obligations under Sections 9.2, 9.3 and 9.4 of the Transitional Manufacturing Agreement (to the extent that such obligations can reasonably be performed on or before December 31, 2002).

                  If Seller shall have (i) failed to deliver the Product Line
            Documentation to Buyer by December 15, 2001, as required by Section
            4.13 hereof, (ii) failed to complete the requirements set forth in
            Section 9.3(a)(1) of the Transitional Manufacturing Agreement by [**], or (iii) (ii) failed to complete the requirements set forth in
            Section 9.3(a)(2) of the Transitional Manufacturing Agreement by [**], the date on which Buyer would otherwise be required to pay the portion of the Purchase Price pursuant to this Section 3.3(a)(iii) shall be delayed for a number of days that is equal to (x) the number of days beyond December 15, 2001 that NMT shall have failed to deliver the Product Line Documentation plus (y) the number of days beyond [**] that Seller shall have failed to complete in all material respects the requirements set forth in Section 9.3(a)(1) of the Transitional Manufacturing Agreement plus (z) the number of days beyond [**] that Seller shall have failed to complete in all material respects the requirements set forth in Section 9.3(a)(2) of the Transitional Manufacturing Agreement.

                  (iv) Three million dollars ($3 million) shall be payable upon
            Buyer's receipt of the FDA 510(k) premarket approval to permit commercial sale and use of the RNF Product in the United States.

            (b) Buyer also agrees to make royalty payments ("Royalty Payments") pursuant to a separate royalty agreement with Seller executed and delivered simultaneously with the execution and delivery of this Agreement ("NMT Royalty Agreement").

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller further represents and warrants to Buyer that, except as specifically disclosed on the Disclosure Schedules:

      4.1. Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has corporate power to own its properties and to conduct its business as currently owned and conducted and to execute, deliver and perform this Agreement.

      4.2. Authorization. Subject to receipt of approval under the HSR Act, Seller has the full legal right, power and authority to enter into and perform the transactions contemplated by this Agreement, without need for any consent, approval, authorization, license or order of, or notice to or filing with, any Governmental Authority or other Person, except where the failure to obtain such would not have a Business Material Adverse Effect. The execution, delivery and performance of this Agreement and the documents contemplated hereby by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement and the Related Documents evidence, or upon their execution will evidence, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. This Agreement has been duly executed and delivered by Seller and, as of the Closing Date, each of the Related Documents to which Seller is a party will have been duly and validly executed and delivered by Seller.

      4.3. No Default or Violation. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby (a) do not, and will not, conflict with any provision of the corporate charter or By-Laws of the Seller, (b) do not, and will not, violate any law, regulation, order, judgment or decree to which Seller or any of its properties is subject and (c) do not, and will not, violate or result in a breach, default or acceleration of any obligation under any indenture, mortgage, lease, license, agreement or instrument to which Seller is a party or by which Seller or its property are bound, other than breaches, defaults or accelerations which would not have a Business Material Adverse Effect.

      4.4. Contracts and Commitments. To the extent the same relate primarily to the Business or any Assets, or could give rise to a claim against the Business or any Assets, attached as Section 4.4 to the Disclosure Schedule is a list of the following (each, a "Contract" and, collectively, the "Contracts"):

            (a) All contracts, agreements, understandings, arrangements or commitments, written or oral, between Seller and (i) any Insiders or (ii) any corporation or other entity owned or controlled by any Insider or any member of any Insider's family.

            (b) All outstanding purchase orders and purchase commitments of Seller for $10,000 or more and all other outstanding purchase orders and purchase commitments of Seller which are not cancelable by Seller without penalty upon 30 days' or less notice;

            (c) All contracts, agreements, understandings, arrangements and commitments, written or oral, relating to the marketing, promotion, manufacturing or distribution of Seller's products, processes and services the value of the obligation or rights of Seller under which exceed $10,000;

            (d) All contracts, agreements, understandings, arrangements and commitments, written or oral, relating in any manner to research and development conducted or to be conducted by or on behalf of Seller, including clinical trial and testing agreements;

            (e) All agreements pursuant to which Seller licenses or has otherwise obtained from another Person any right to use any of the Intellectual Property Rights and all agreements pursuant to which Seller has licensed or otherwise assigned or transferred to another Person any right to any of the Intellectual Property Rights; all confidentiality and nondisclosure agreements, assignment of rights agreements and non-competition agreements and covenants under which Seller or any of its officers, directors, or employees is obligated which relate in any manner to the Business or the Assets and any agreement restricting Seller from carrying on the Business anywhere in the world;

            (f) Any lease of personal property involving aggregate payments of $10,000 or more, or having a term in excess of one year, to which Seller is a party, including without limitation, any lease intended as security, any leveraged lease transaction under which Seller is an owner participant and any vendor arrangement or conditional sales agreement to which Seller is a party;

            (g) Any contract or agreement of Seller to make any capital expenditure or commitment for additions to property, plant or equipment in excess of $10,000 individually; any loan agreements or other agreements relating to debt obligations for borrowed money and any guarantees of or agreements to acquire any debt obligation of any Person and any agreement relating to a loan made by Seller to any Person;

            (h) All agreements relating to the settlement of any Litigation Matter executed after January 1, 1998 or currently in effect;

            (i) All other contracts, agreements, commitments, understandings and arrangements, written or oral, of Seller involving the payment of $10,000 or more by which it or its properties, rights or Assets are bound or that relate to the Business that are not otherwise disclosed herein; and

            (j) A description of all negotiations currently in process or contemplated with any third Person relating to any contract, agreement, commitment, understanding or arrangement of any type referred to in this
      Section 4.4, the value of the rights or obligations under which are expected to exceed $10,000.

      4.5. Contracts and Commitments; No Default.

            (a) Seller has made available to Buyer true, correct and complete copies of all Contracts.

            (b) All Contracts are valid and in full force and effect, enforceable against Seller in accordance with their respective terms.

            (c) All Assumed Contracts and agreements otherwise relating to the Assumed Liabilities were entered into by Seller in the normal, usual and ordinary course of the Business, none of them is in excess of the normal, ordinary and usual requirements of the Business and no other party thereto has asserted any right of defense, setoff or counterclaim with respect to any amount due or becoming due thereunder to Buyer after the Closing arising from events which preceded the Closing Date.

            (d) Seller is not in default in any material respect in the performance of any of its obligations under any Assumed Contract, or agreement otherwise relating to an Assumed Liability; no default has occurred which (whether with or without notice, lapse in time, or both, or the happening or the occurrence of any other event) would constitute an event of default by Seller thereunder; to Seller's knowledge no other parties thereto are in default thereunder; and to the Seller's knowledge there has not occurred any event or condition which (whether with or without notice, lapse of time, or both) constitutes a basis of force majeure or other claim of excusable delay or nonperformance by any Person under any such agreement. No written (or to Seller's knowledge, oral) notice has been received by Seller claiming any such default by Seller or indicating the intention of any other party thereto to amend, modify, rescind or terminate any such agreement, and Seller has not waived any material right under or with respect to any such agreement.

      4.6. Title to and Sufficiency of Assets. Seller has the full right to sell, transfer, and assign all of the Assets to Buyer, and has good and marketable title thereto, free and clear of all Liens except for the Assumed Liabilities. Following the Closing, Buyer will be the lawful owner of, and have good title to, the Assets, free and clear of all Liens except for the Assumed Liabilities. The Assets include all of the assets and properties necessary for, and all of the assets and properties used by Seller primarily in, the design, development, marketing, production, upgrade, revision, maintenance, licensing or manufacture of the Product Line, as the Seller has conducted the Business as of the Closing Date. None of the Assets is in the possession, custody or control of any Person or entity other than the Seller except as detailed in Section 4.7(a)(ii) of the Disclosure Schedule. The tangible Assets (including the Machinery and Equipment) are in good operating condition and repair (ordinary wear and tear excepted), are not in need of any repair or maintenance (other than normal and routine repair and maintenance), are suitable and appropriate for the use thereof made and proposed to be made by the Seller in the Business, and will be in the same condition on the Closing Date.

      4.7. Matters Relating to the Product Lines and the Assets.

            (a) Attached as Section 4.7(a) of the Disclosure Schedule is a true, correct and complete list of the following (the "Business Data"):

                  (i) Any sole sources of supply for any raw material, supply or component part required in connection with the Business with respect to which practical alternative sources of supply are not available on comparable terms and conditions, indicating the contractual arrangements for continued supply from each such firm.

                  (ii) All locations at which Assets are located (including
            locations owned or controlled by third parties).

                  (iii) A purchase item file, including names and addresses of all suppliers, vendors and subcontractors, for all items currently used in Products.

            (b) Attached as Section 4.7(b) of the Disclosure Schedule is a list of all machinery, equipment, computer programs and software owned or licensed by Seller and used in connection with the development, manufacture, distribution or sale of any Product, in each case which is primarily used by Seller for purposes unrelated to the Product Line and is therefore not included in the Assets.

            (c) With respect to any raw material, supply or component part for which Seller relies on a single source of supply, Seller has no reason to believe that, after the Closing, Buyer would not be able to obtain such item(s) from the sole source supplier(s) on comparable terms and in reasonably sufficient amounts to conduct the Business in the ordinary course.

      4.8. Insurance. Attached as Section 4.8 to the Disclosure Schedule is a true, correct and complete list and brief description of all insurance policies and bonds and self-insurance arrangements currently in force that cover or purport to cover risks or losses associated with the Assets or Business. Seller has made available to Buyer true, correct and complete copies of all items included in such list.

      4.9. Litigation. Attached as Section 4.9 to the Disclosure Schedule is a true, correct and complete list and brief description of:

            (a) All pending or, to Seller's knowledge, threatened Litigation Matters; and

            (b) All (1) product liability claims with respect to the Product Lines made against Seller, in each case in the period from 1998 to the present, and (2) warranty and service obligations outstanding with respect to Products as of the date hereof.

            (c) Warranty and Other Claims. The Seller's FDA Complaint Log System relating to the Business has been made available for review by Buyer and contains complete and correct information about all Product Line items returned to Seller because of warranty or other problems. The Seller's records relating to credits and allowances made with respect to Products have been made available for review by Buyer and are true and correct in all material respects. The Seller's Product Service Log System relating to the Business has been made available for review by Buyer and contains complete and correct information in all material respects about all repairs or modifications performed by Seller or any other Person or entity with respect to the Product Line because of warranty or other claims concerning defects in such goods. The Seller maintains no other records of warranty or other Product defect claims other than its FDA Complaint Log System and its Product Service Log System. Since January 1, 1998, Seller has not been a defendant in any Litigation Matter involving product liability or warranty claims and since such date, to the knowledge of Seller, no such Litigation Matter has been threatened in writing.

      4.10. Licenses and Permits; Regulatory Filings; Legal Compliance.

            (a) Attached as Section 4.10(a) to the Disclosure Schedule is a true, correct and complete list of:

                  (i) all licenses, permits, orders, franchises (other than the
            Patent Rights), certificates, and other governmental authorizations, consents, rights, concurrences and approvals issued by any federal, state, local or foreign governmental or regulatory authority or organization that are material to or primarily relate to the conduct of the Business as now conducted, including all CE Marking certifications, FDA 510(k) premarket notifications, FDA premarket approvals, and other FDA authorizations relating to the Business (the "Permits").

                  (ii) To the extent not listed pursuant to Section 4.10(a)(i), all of Seller's applications, registrations, approvals and filings with, and other submissions and other correspondence relating to the Business or any Assets to or from, the FDA, any state counterpart and any European notified body, and, with respect to FDA filings and submissions, identifying the type of the filing or submission (whether under the FDA 510(k) procedure, the pre-market approval process or otherwise), including all warning letters, all correspondence relating to clinical activities, all responses to FDA audits, all registration documentation and all device listing documentation (collectively, the "FDA Correspondence"). To the extent that routine FDA Correspondence is too voluminous to list, the location of such correspondence may be provided on the Disclosure Schedule.

            (b) All the Permits relating to the manufacture and sale of the Products (the "Product Permits") are valid and in full force and effect and all information submitted to the applicable Governmental Authority in order to obtain each such Permit was true, accurate and complete when submitted, and Seller knows of no impediment to its renewal. Seller and the operations of the Business are in compliance with the respective requirements, conditions and provisions of the Product Permits and Seller has not been informed in writing (or, to Seller's knowledge, orally) by
      (i) any Governmental Authority or (ii) any lawyer or consultant (knowledgeable in the relevant field) of Seller of any deficiency with respect to any Product Permit. No proceeding is pending or, to Seller's knowledge, threatened to revoke or amend any of such Product Permits nor are there facts or circumstances of which Seller is aware which would indicate that a deficiency is reasonably likely to be asserted by any Governmental Authority with respect to any of the Product Permits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a modification, impairment, revocation, suspension or limitation of any Product Permit. No Product Permit by its terms requires the consent of its issuing authority in order to remain in full force and effect after the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

            (c) All Permits other than the Product Permits (the "Other Permits") are valid and in full force and effect, except where the failure to be valid or in full force and effect would not have a Business Material Adverse Effect, and all information submitted to the applicable Governmental Authority in order to obtain each Other Permit was true, accurate and complete in all material respects when submitted, and Seller knows of no impediment to its renewal. Seller and the operations of the Business are in compliance with the respective requirements, conditions and provisions of the Other Permits except where the failure to be in compliance would not have a Business Material Adverse Effect, and Seller has not been informed in writing (or, to Seller's knowledge, orally) by (i) any Governmental Authority or (ii) any lawyer or consultant (knowledgeable in the relevant field) of Seller of any material deficiency with respect to any Other Permit. No proceeding is pending or, to Seller's knowledge, threatened to revoke or amend any of such Other Permits nor are there facts or circumstances of which Seller is aware which would indicate that a deficiency is reasonably likely to be asserted by any Governmental Authority with respect to any of the Other Permits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a modification, impairment, revocation, suspension or limitation of any Other Permit, except where the modification, impairment, revocation, suspension or limitation would not have a Business Material Adverse Effect. No Other Permit by its terms requires the consent of its issuing authority in order to remain in full force and effect after the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such consent would not have a Business Material Adverse Effect.

            (d) Seller has duly complied in all material respects with the FDA Law, the European Medical Device Directive, and all applicable state, local and foreign laws and directives (including any regulations thereunder) relating to the operation of its business or the development, manufacture, sale or distribution of the Product Line. No proceeding has been brought or, to Seller's knowledge, is threatened under said Act or any of said state, local or foreign laws or directives, with respect to any Product. There have been no inspections by the FDA of the Business or the operations or facilities currently or previously occupied by Seller. There have been no FDA recalls with respect to any Product.

            (e) Seller has duly complied in all material respects with all other applicable laws and regulations of Federal, state and local governments relating to the operation of the Business or the development, manufacture, distribution or sale of the Product Lines. Seller has duly complied in all material respects with all applicable laws and regulations relating to Product development and distribution of the governments of the countries in which the Product Lines are distributed.

      4.11. Distribution Agreements. Except as set forth on Section 4.11 of the Disclosure Schedule, Seller is a not a party to any contract, agreement, understanding, arrangement or commitment with any dealer, distributor or other Person relating to the sale, distribution or marketing of any Product, other than its distribution agreement with Buyer and its international distribution agreement with an affiliate of the Buyer.

      4.12. Intellectual Property Rights.

            (a) To the extent the same relate to the Business or Assets, attached as Section 4.12(a) to the Disclosure Schedule is the following:

                  (i) List of all trademarks, service marks and trade names, including all registrations and applications with respect thereto, both domestic or foreign (collectively, the "Marks").

                  (ii) List of all copyright registrations.

                  (iii) List of all United States and foreign patents issued to
            Seller or any assignor of Seller, the application serial numbers and the filing date and issue date of each such patent (collectively, the "Issued Patents"), and all applications for patents filed by Seller or any assignor of Seller, including the title, filing date and serial number of each such application (collectively, the "Patent Applications").

                  (iv) List and description of all material Trade Secrets (if any).

                  (v) A copy of the form of confidentiality, assignment and
            non-competition agreement (collectively, "Confidentiality, Assignment and Non-Competition Agreement") which Seller has entered into with its employees or consultants with respect to Seller's Intellectual Property Rights.

            (b) Seller owns and holds, primarily, all right, title and interest in the Assigned Intellectual Property Rights and the 577 Patent, and has the exclusive right to use, sell, license, sublicense, or dispose of, and has the exclusive right to bring action for the infringement of the Assigned Intellectual Property Rights and the 577 Patent. Seller's conduct of the Business prior to the Closing Date does not, and Buyer's conduct of the Business (to the extent Buyer conducts the business as it was conducted by Seller prior to the Closing Date) after the Closing Date will not, infringe any rights of any other Person (including, with respect to Buyer's conduct of the Business, Seller) or require any payment of any kind by Buyer to any such Person. Seller has received no notice of any such infringement or alleged infringement prior to the Closing Date. Pursuant to this Agreement, Seller will transfer to Buyer all intellectual property rights necessary for the manufacture, sale and distribution of Products and the conduct of the Business, as conducted by Seller prior to the Closing Date.

            (c) Seller is not obligated to make any payments to any third Person with respect to the Assigned Intellectual Property Rights or the 577 Patent, whether by way of royalties, fees or otherwise (except for maintenance and renewal fees payable to Governmental Authorities).

            (d) The Marks are the only trademarks, service marks, trade names and registered copyrights used by Seller in the Business. To Seller's knowledge, no Person has infringed any of the Marks.

            (e) Seller has the right to use (and to permit others to use) all Trade Secrets. Seller has no knowledge of any legal or equitable claims of any other Person with respect to the Trade Secrets. The Trade Secrets are not to Seller's knowledge part of public knowledge or literature nor is Seller aware that they have been used, divulged, or appropriated for the benefit of any other Person or to the detriment of Seller.

            (f) Seller has used reasonable efforts to protect the confidentiality of all material Trade Secrets, including entering into Confidentiality, Assignment and Non-Competition Agreements, substantially similar to those described on Section 4.12(a)(v) of the Disclosure Schedule hereto, with all employees having access to Business confidential information requiring them not to disclose such information. To Seller's knowledge, no Person is in breach of any such Confidentiality Agreement in any respect that could adversely affect the Intellectual Property Rights or Seller's rights therein.

            (g) Seller has received no notice from any person alleging that any of the Issued Patents are invalid and Seller has received no opinions regarding the Issued Patents that have not been disclosed in the Disclosure Schedules.

            (h) The Intellectual Property Rights are freely transferable by Seller without the consent of or notice to any third party. The Seller's assignment of the Intellectual Property Rights to Buyer hereunder, will not adversely affect the rights or claimed rights of, or result in the payment of any royalty or consideration to, any third party.

            (i) The computer software portion of the Machinery and Equipment is freely transferable by Seller without the consent of or notice to any third party. Neither the Seller's transfer, licensing or sublicensing of such software to Buyer hereunder, nor the Buyer's use of such software after such transfer, licensing or sublicensing, will infringe on or otherwise adversely affect the rights or claimed rights of, or result in the payment of any royalty or consideration to, any third party.

            (j) Each of the employees and consultants listed on Section 4.12(j) of the Disclosure Schedule has executed the Confidentiality, Assignment and Non-Competition Agreement. Such list includes all of Sellers current Product Line Employees. Seller is not aware of any former Product Line Employee whose employment or consultancy terminated within the past year who did not execute a Confidentiality, Assignment and Non-Competition Agreement.

      4.13. Product Line Documentation. All specifications, process descriptions and other technical data (including chemical and alloy formulations, design specifications, manufacturing process parameters and manufacturing and quality testing protocols) necessary for, or used by Seller in, the complete manufacture and quality assurance testing of the Products (the "Product Line Documentation") will be in writing and delivered to Buyer on the Closing Date as part of the Assets or, if not available as of the Closing Date, by no later than December 15, 2001. The Product Line Documentation will be current, accurate, and sufficient in detail and content to identify and explain the designs, concepts and processes described therein and to permit a reasonably skilled person to develop, manufacture, and repair the Products after the Closing Date without requiring assistance or information from Seller.

      4.14. Certifications and Approvals. The SNF Product, the RNF Product and the RC Product have been issued the certifications and approvals listed on
Section 4.14 of the Disclosure Schedule and all of such certifications and approvals are currently in full force and effect.

      4.15. Absence of Material Changes. Since December 31, 2000, there has not been any Business Material Adverse Effect or any event or circumstance that might reasonably be expected to result in a Business Material Adverse Effect, except as specifically described in the financial statement notes or the management's discussion and analysis sections of Seller's quarterly reports on Form 10-Q filed with the Securities and Exchange Commission prior to the date of this Agreement.

      4.16. Certain Financial InformationThe financial information contained in the opinion Richards, Layton & Finger P.A., dated October 17, 2001 (the "RLF Opinion"), was either (a) derived from the historical financial information contained in the Seller's audited and unaudited financial statements prepared and filed in connection with the Seller's periodic filings made pursuant to Sections 13 and 15 of the Securities Exchange Act of 1934, as amended, which financial statements present fairly, in all material respects, the financial position of Seller as of and at the respective dates indicated, or (b) prepared by the Seller in good faith. The Seller reasonably believes that the financial information referred to in clause (b) above is true and correct in all material respects on and as of the date of the RLF Opinion.

                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      5.1. Due Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Buyer has corporate power to own its properties and to conduct its business as currently owned and conducted and to execute, deliver and perform this Agreement.

      5.2. Authorization. Subject to receipt of approval under the HSR Act, Buyer has the full legal right, power and authority to enter into and perform the transactions contemplated by this Agreement, without need for any consent, approval, authorization, license or order of, or notice to, any court, Governmental Authority or other Person. The execution, delivery and performance of this Agreement and the documents contemplated hereby by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer. This Agreement and the Related Documents evidence the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. This Agreement has been duly executed and delivered by Buyer and, as of the Closing Date, each of the Related Documents to which Buyer is a party will have been duly and validly executed and delivered by Buyer.

      5.3. No Default or Violation. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not, and will not, conflict with any provision of the corporate charter or By-Laws of Buyer, and do not, and will not, violate any law, regulation, order, judgment or decree to which Buyer or any of its properties is subject.

      5.4. No Knowledge of Misrepresentation or Omission. The Buyer has no knowledge that any of the representations and warranties of the Seller in this Agreement are not true and correct, and the Buyer has no knowledge of any errors in, or omissions from, the Disclosure Schedules.

                                  ARTICLE VI.
                            COVENANTS OF THE PARTIES

      6.1. Access to Facilities and Information. Between the date of this Agreement and the Closing, upon three business days' prior notice Seller shall grant Buyer and its representatives access at reasonable times to the Business's properties, books, records, officers, employees and agents, shall permit Buyer to conduct a physical inventory of the Assets, shall permit Buyer to confirm with suppliers to the Business the title to any Assets in such suppliers' possession, and shall use its commercially reasonable efforts to furnish to Buyer all such information concerning the Business as Buyer or its representatives may reasonably request.

      6.2. Disclosure Supplements. At the Closing, Seller will promptly supplement or amend the Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. From the date hereof until the Closing, Seller will promptly notify Buyer of any material change in the normal course of the Business or in the Assets and of any pending or threatened Litigation Matter. No supplement or amendment to such Disclosure Schedules shall have any effect (prior to or at Closing) for the purpose of determining satisfaction of the conditions set forth in Section 7.2 or the compliance by Seller with the covenants set forth in
Section 6.3 hereof.

      6.3. Conduct of Business. Between the date of this Agreement and the Closing, except as contemplated by this Agreement or as otherwise consented to by Buyer in writing, Seller shall conduct the Business only in the ordinary course and shall use all commercially reasonable efforts to preserve the Business intact for the benefit of Buyer, and to preserve its present relationships with customers, suppliers and other Persons involved with the Business. Without limiting the generality of the foregoing, Seller shall not:

            (a) Take any action or permit any action to be taken which would (or could reasonably be expected to) result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or any of the conditions to the consummation of the Acquisition and the other transactions contemplated by this Agreement set forth in Article VII not being satisfied in any material respect, or in any material violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

            (b) Enter into any transaction that has, or would reasonably be expected to have, a Business Material Adverse Effect;

            (c) Transfer any Intellectual Property Rights to any third Person other than in connection with the sale of Products in the ordinary course of the Business;

            (d) Accept or otherwise become obligated under any order or agreement to deliver Products or services other than orders or agreements with quantities, prices and delivery times consistent with the Seller's past practices and the Seller's capacity to manufacture and deliver such Products;

            (e) Fail to keep and maintain the Assets, properties and facilities in good condition, repair and working order, normal wear and tear excepted, or grant any Liens in the same except Liens granted in the ordinary course of the Business and which, in the aggregate, shall be for an amount not in excess of $10,000; or

            (f) Agree or otherwise obligate itself, whether in writing or otherwise, to do any of the foregoing.

      6.4. Legal Conditions to the Acquisition. Each of Seller and Buyer shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or any Affiliate to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority (including approval under the HSR Act) and of any other public or private third party which is required to be obtained or made by such party or any Affiliate in connection with the transactions contemplated by this Agreement. Each of Seller and Buyer will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any Affiliate in connection with the foregoing.

                                  ARTICLE VII.
                         CONDITIONS PRECEDENT TO CLOSING

      7.1. Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, none of which may be waived:

            (a) Injunctions. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

            (b) Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental Authorities (including approval under the HSR Act) required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

            (c) Litigation. There shall not be any pending or threatened Litigation Matter by or before any court or Governmental Authority that shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

      7.2. Conditions to Obligations of Buyer. The obligations of Buyer to complete the transactions provided for herein are subject to the satisfaction at or before the Closing of all of the following conditions:

            (a) The representations and warranties of the Seller shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Buyer; provided, however, that (i) in determining whether or not the condition contained in this
      Section 7.2(a) shall be satisfied,
      no effect shall be given to any exceptions in such representations and warranties relating to materiality or material adverse effect or knowledge and (ii) the condition contained in this Section 7.2(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct would, individually or in the aggregate, have a Business Material Adverse Effect.

            (b) All of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller at or before the Closing shall have been duly complied with and performed in all material respects;

            (c) Buyer shall have received an opinion of Hale and Dorr LLP, counsel to Seller, dated as of the Closing Date, substantially in the form set forth in Exhibit 7.2(c) to this Agreement;

            (d) Seller shall have executed and delivered to Buyer a Bill of Sale and an Assumption Agreement in the forms attached hereto as Appendix B and C, respectively, and such other instruments and documents (including any consents thereto by third parties necessary to make the same valid and effective), in such form and containing such terms and provisions as Buyer may reasonably request, as shall be necessary to vest in Buyer all right, title and interest in and to the Assets free and clear of any and all Liens other than the Assumed Liabilities;

            (e) There shall not be any pending or threatened Litigation Matter by or before any court or Governmental Authority that shall that might affect the right of Buyer to own, use or control any of the Assets or Buyer's title therein after the Closing Date in a manner that might have a Business Material Adverse Effect;

            (f) There shall not have been any Business Material Adverse Effect (whether or not covered by insurance) nor shall the Seller have suffered the loss of any Permit or any material adverse change to any Required Assumed Contract;

            (g) Seller shall have obtained the consents of Whitney Subordinated Debt Fund, L.P. and J.H. Whitney & Co. as required by the Subordinated Note and Common Stock Purchase Agreement and the Guarantee and Collateral Agreement, each dated as of July 8, 1998, as amended;

            (h) Seller shall have paid in full all of its obligations under Schedules 16 and 17 to the Master Lease Finance Agreement between Seller and BancBoston Leasing Inc., dated June 12, 1996, and shall have obtained good and marketable title to the equipment leased thereunder and referenced in Section 4.4(i) of the Disclosure Schedule, free and clear of all Liens;

            (i) Seller shall have obtained and filed releases with respect to all security interests of record with respect to the Assets;

            (j) Seller shall have executed and delivered each of the Related Documents;

            (k) The acquisition of Buyer by Tyco International Ltd. shall not have been consummated;

            (l) Buyer shall have received from Seller all such customary closing certificates of Seller's executive officers as Buyer shall reasonably have requested, including certificate as to the satisfaction of the conditions specified in this Section 7.2, the incumbency of Seller's executive officers, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

      7.3. Conditions to Obligations of Seller. The obligations of Seller to complete the transactions provided for herein are subject to the satisfaction at or before the Closing of all of the following conditions:

            (a) The representations and warranties of Buyer shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Seller; provided, however, that each representation which is qualified as to "materiality" shall be true and correct in all material respects without regard to such qualification;

            (b) All of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer at or before the Closing shall have been duly complied with and performed in all material respects;

            (c) Seller shall have received a legal opinion from Foley, Hoag & Eliot LLP, special counsel to Buyer, dated as of the Closing Date, substantially in the form of Exhibit 7.3(c) hereto;

            (d) Buyer shall have executed and delivered each of the Related Documents; and

            (e) Seller shall have received from Buyer all such customary closing certificates of Buyer's executive officers as Seller shall reasonably have requested, including certificate as to the satisfaction of the conditions specified in this Section 7.2, the incumbency of Buyer's executive officers, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

                                  ARTICLE VIII.
                              POST-CLOSING MATTERS

      8.1. Covenant of Further Assurances. Seller shall, at any time and from time to time after the Closing Date, upon the request of Buyer, execute, acknowledge, seal and deliver all such instruments and documents, and do all such further things, as Buyer may request to perfect the transfer and delivery to Buyer of any and all of the Assets that are to be sold, transferred and assigned to Buyer under this Agreement (including taking any actions necessary to assure the Seller's proper corporate authorization with respect to the transactions contemplated by this Agreement). In addition, Seller shall use commercially reasonable efforts (i) to obtain and deliver to Buyer all such third-party consents, licenses, permits and approvals as may be required for Seller to perform its obligations hereunder, (ii) to obtain for Buyer all such third-party consents, licenses, permits and approvals (other than those that have previously been obtained by Buyer) as are necessary or desirable to accomplish the purchase of the Assets or to enable Buyer fully to develop, manufacture, distribute and sell the Products, and (iii) to provide to Buyer any records or other data relating to the Business which was maintained as part of Seller's company-wide records at corporate headquarters and could not be delivered to Buyer.

      8.2. Payment of Taxes. Seller shall pay, promptly and when due, whether at the original time fixed therefor or pursuant to any extension of time to pay, any and all Taxes that shall become due or shall have accrued on account of the operation and conduct of the Business on or before the Closing Date or on account of any of the transactions contemplated by this Agreement, including transfer Taxes related to the transfer of the Assets to Buyer, provided, however, that Buyer shall be solely responsible for and shall pay, promptly and when due, whether at the original time fixed therefor or pursuant to any extension of time to pay, any and all such Taxes which by their terms are required to be paid by the entity purchasing assets in the Acquisition.

      8.3. Confidentiality. For a period of five years from and after the Manufacturing Transition Date, Seller shall keep confidential, and shall not disclose to any third party or use, any Intellectual Property Rights or confidential or proprietary information relating to the Product Line, including, by way of example and without limitation, any vendor lists, customer lists, specifications, formulae, know-how, or other proprietary data except to the extent such information is published by, or with the written consent of, Buyer or by a third party having no obligation of confidentiality to Buyer, is already known to such third party, is otherwise made publicly available (other than by a Person who made such disclosure in breach of a confidentiality obligation), is approved by Buyer for disclosure to such third party by Seller, or as is required by law.

      8.4. Defense of Claims and Litigation. At all times from and after the Closing Date, and without charge except for reimbursement of out-of-pocket expenses, each party shall consult, confer and cooperate in good faith on a reasonable basis with each other party (including the making available of witnesses and cooperation in discovery proceedings) in the conduct or defense of any claim, litigation or proceeding against said other party by any third party that relates to any of the Assets or the Assumed Liabilities or any matter that, directly or indirectly, arises therefrom, whether known at the Closing Date or arising thereafter. The foregoing notwithstanding, to the extent the indemnification provisions of this Agreement apply to any such conduct or defense, they shall control as to the payment of costs and expenses.

      8.5. Delivery of Documents. Seller shall, on the Closing Date or as promptly after the Closing as practicable, deliver all books, papers, ledgers, documents and records (including, where available, electronic versions thereof) constituting part of the Assets.

      8.6. Manufacturing Services to Buyer. For a period of time after the Closing Date, Seller shall manufacture or cause to be manufactured the Products on behalf of Buyer pursuant to the terms of the Transitional Manufacturing Agreement executed simultaneously with this Agreement. Seller shall also provide Buyer with access to historical data about the Business (including purchases of raw materials and sales of Product) during such time as Buyer is converting for use on its own computer systems and software the historical computer data with respect to the Business.

      8.7. Sharing of Data. Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business prior to the Closing Date, complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations, and defending against a claim or litigation that is not an Assumed Liability. Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as relate to the Business but were not transferred to Buyer pursuant to the terms of this Agreement for the limited purposes of complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations, and defending against a claim or litigation relating to the Business.

      8.8. Covenant Not to Compete; Non-Solicitation.

            (a) Covenant. In order that the Buyer may have and enjoy the full benefit of the Business and in consideration of (and as a condition to) the Buyer's agreement to enter into this Agreement and pay the Purchase Price, the Seller agrees that it will not, and will cause its subsidiaries (the persons to whom this Section 8.8 applies are hereinafter referred to as the ("Affected Parties") not to, do any of the following, without the written approval of the Buyer:

                  (i) During the five year period from and after the
            Manufacturing Transition Date, engage, directly or indirectly, in any activity involving the development, manufacturing, sales, marketing, advertising, distribution or licensing of vena cava filters ("Competitive Products and Services"). Without limiting the generality of the foregoing, no Affected Party will seek authorization to become a reseller of Products. For purposes of this
            Section 8.8, "engage" will include, without limitation, having any direct or indirect interest in any corporation, partnership, limited liability company, joint venture or other entity, whether as an owner, stockholder, partner, member, joint venture, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, limited liability company, joint venture or other business entity (whether as an agent, consultant, or otherwise). Notwithstanding the foregoing, nothing contained herein shall limit the right of the Affected Parties to hold and make passive investments in securities of any person that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market; provided, however, that the Affected Parties' aggregate beneficial equity interest therein shall not exceed 3% of the outstanding shares or interests in such person.

                  (ii) During the two year period from and after the Closing
            Date, directly or indirectly, (A) contact or solicit (other than by general advertising) for the purpose of offering employment or hiring, induce or attempt to induce to accept employment, or actually hire (in each case, whether as an employee, consultant, agent, independent contractor or otherwise), any employee of the Buyer or any of its Affiliates; (B) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Buyer or any of its Affiliates to cease or reduce its business with the Buyer or any of its Affiliates; or (C) otherwise interfere with the relationship between the Buyer or any of its Affiliates and any such person described in clause (A) or (B) (including, without limitation, making any negative statements or communications concerning the Buyer or any of its Affiliates or concerning any Product). Notwithstanding the foregoing, the Seller shall not be prohibited from hiring any employee of the Buyer or any of its Affiliates who has initiated contact with the Seller.

            (b) Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 8.8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability should not abrogate the otherwise invalid or unenforceable provision, but should, instead, reduce the scope, duration, or geographic area of the term or provision, or delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

      8.9. Employees. Buyer shall have no obligation hereunder to employ any employee of Seller or to make any payment to any employee of Seller. During the two year period from and after the Closing Date, Buyer shall not, directly or indirectly, contact or solicit (other than by general advertising) for the purpose of offering employment or hiring, induce or attempt to induce to accept employment, or actually hire (in each case, whether as an employee, consultant, agent, independent contractor or otherwise), any employee of the Seller or any of its Affiliates, unless Seller shall have given its prior written consent to such contact, solicitation, inducement, or hiring. Notwithstanding the foregoing, the Buyer shall not be prohibited from hiring any employee of the Seller or any of its Affiliates who has initiated contact with the Buyer.

      8.10. Use of Seller's Markings. Until the date on which Buyer exhausts Inventory items consisting of printed materials containing any name, symbol or trademark owned by Seller and not included in the Assets (collectively, "Seller's Markings"), Seller hereby grants to Buyer a limited, non-exclusive right to the use of Seller's Markings as they appear on printed materials existing as of the Closing Date, subject to the following conditions: (a) Buyer shall not reorder current printed materials containing Seller's Markings; (b) Buyer shall within a reasonable time period after the Closing promptly place an order or orders to purchase replacement labels and packaging materials not bearing Seller's Markings; (c) Buyer shall place a label overlay on the outer shipping carton of any Product manufactured after the Closing, with such label overlay covering completely Seller's Markings, and clearly and conspicuously indicating Buyer's succession to the ownership of the Product.

      8.11. Hart-Scott-Rodino Act. Each of the Parties shall promptly file (or cause to be filed) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use commercially reasonable efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be required by law.

      8.12. Assignment of Certain Contracts. Certain contracts, licenses and agreements of the Seller (other than the Assumed Contracts) might not be assigned to Buyer at the Closing because the Seller has not yet obtained consents necessary for such assignment. Following the Closing, the Seller will continue to diligently work to obtain all consents required under such contracts, licenses and agreements other than the Excluded Contracts.

                                   ARTICLE IX.
                                 Indemnification

      9.1. Indemnification.

            (a) Buyer's Indemnification Obligations. On and after the Closing Date, Buyer hereby agrees to indemnify and hold harmless Seller and each of its directors, officers, employees, subsidiaries and other Affiliates (collectively, the "Seller Indemnified Parties") from and against and in respect of any and all claims, losses, damages, costs, expenses, obligations, liabilities, charges, actions, suits, proceedings, deficiencies, interest, penalties and fines (including costs of collection, attorney's fees and other costs of defense, removal costs, remediation costs, costs of enforcing indemnification provisions, closure costs and expenses of investigation and ongoing monitoring) (collectively, "Damages") imposed on, sustained, incurred or suffered by or asserted against them, directly or indirectly, in respect of, but only in respect of:

                  (i) any breach of Buyer's representations and warranties,
            including representations and warranties of Buyer contained herein, in any of the Related Documents, or in any Certificate delivered by Buyer pursuant to the terms of this Agreement or any Related Document, any such claim to be made by Seller within the period of survivability set forth in Section 10.4;

                  (ii) Buyer's failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder or under any of the Related Documents, or under any document delivered by Buyer pursuant to this Agreement or any Related Document;

                  (iii) the Assumed Liabilities;

                  (iv) all Buyer Products Liability; and

                  (v) Buyer's operation of the Business following the Closing
            Date.

            (b) Seller's Indemnification Obligations. On and after the Closing Date, Seller hereby agrees to indemnify and hold Buyer and each of its directors, officers, employees, subsidiaries, and other Affiliates (collectively, the "Buyer Indemnified Parties"), harmless from and against and in respect of any and all Damages imposed on, sustained, incurred or suffered by or asserted against them directly or indirectly, but only in respect of:

                  (i) any breach of Seller's representations and warranties (as such representations and warranties may have been updated as of the Closing pursuant to Section 6.2), including representations and warranties of Seller contained herein, in any Related Document or any certificate delivered by Seller pursuant to this Agreement or any Related Document, any such claim to be made by Buyer within the period of survivability set forth in Section 10.4;

                  (ii) Seller's failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder or under any of the Related Documents, or under any document delivered by Seller pursuant to this Agreement or any Related Document;

                  (iii) all Excluded Liabilities;

                  (iv) all Seller Products Liability;

                  (v) any failure of Seller to fulfill its obligations described in Exhibit 9.1(b)(v); and

                  (vi) Seller's operation of the Business on or before the
            Closing Date.

      9.2. Procedure. If a claim or demand by a third party is made against an indemnified party, and if such party intends to seek indemnity with respect thereto under this Article IX or under any other provisions of this Agreement providing for indemnification, such indemnified party shall promptly notify the indemnifying party in writing of such claims or demands setting forth such claims in reasonable detail. The failure of the indemnified party to give the indemnifying party prompt notice as provided herein shall not relieve the indemnifying party of any of its obligations under this Article IX, except to the extent that the indemnifying party is materially prejudiced by such failure (in which case the indemnified party shall have been deemed to have forfeited its rights to indemnification hereunder). The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, that the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party and the fees and expenses of such counsel shall be borne by such indemnified party unless (i) the employment thereof has been specifically authorized by the indemnifying party in writing, (ii) there exists a conflict of interest between the interests of the indemnified party and the indemnifying party, or (iii) the indemnifying party has after a reasonable time failed to assume such defense and employ counsel, in each of which events the indemnified party may retain counsel which shall be reasonably satisfactory to the indemnifying party, and the indemnifying party shall pay the reasonable fees and expenses of such counsel for the indemnified party (but in no event shall the indemnifying party be obligated to pay fees and expenses of more than one firm, which firm shall serve as counsel for all indemnified parties). So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim; provided, that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the indemnified party, enter into any settlement that (i) does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all indemnified parties (i.e., Seller Indemnified Party or Buyer Indemnified Party, as the case may be) an unconditional release from all liability with respect to such claim or consent to entry of any judgment and
(ii) with respect to a settlement involving the 577 Patent, would have an adverse effect on the indemnified party's rights in the 577 Patent.

      9.3. Limitation on Indemnification.

            (a) Special, Punitive, Consequential and Incidental Damages. In no event shall Seller or Buyer, as the case may be, be liable to Buyer Indemnified Parties or Seller Indemnified Parties, respectively, for special, punitive, consequential or incidental damages; provided that, the Seller or Buyer, as the case may be, may be liable to the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, for special, punitive, consequential or incidental damages (i) awarded against an indemnified party in favor of a third party, or (ii) resulting from such Party's willful or grossly negligent breach of this Agreement or any Related Document.

            (b) Indemnity Payments Reduced by Insurance Proceeds Any indemnity payment payable pursuant to this Agreement shall be decreased to the extent of any insurance proceeds actually received by the Buyer Indemnified Party or the Seller Indemnified Party, as the case may be.

            (c) Limitation on Indemnification. The Seller shall be required to indemnify and hold harmless the Buyer Indemnified Parties for the aggregate amount of all Damages incurred by such indemnified parties under this Article IX; provided, however, that, subject to the last sentence of this Section 9.3(c), no indemnification shall be required pursuant to 9.1(b)(i) unless the aggregate amount of all Damages of the Buyer Indemnified Parties arising pursuant to 9.1(b)(i) exceeds Fifty Thousand Dollars ($50,000) (the "Deductible"). The parties agree that once the Deductible has been reached the Buyer Indemnified Parties may only recover Damages pursuant to 9.1(b)(i) over and above the Deductible. Notwithstanding the foregoing, Buyer shall be entitled to indemnification in full, without regard to the Deductible, for all Damages arising under Sections 9.1(b)(ii) through 9.1(b)(vi).

            (d) Limitation on Aggregate Liability. In no event shall the aggregate liability of the Seller pursuant to this Article IX exceed Ten Million Dollars ($10,000,000), provided, however that the limitation set forth in this Section 9.3(d) shall not apply to (i) Damages arising pursuant to Section 9.1(b)(v) hereof, or (ii) Damages arising as the result of Seller's breach of Sections 4.6, 4.12(c) and 4.12(h) hereof, which shall not exceed the Purchase Price actually received by Seller.

      9.4. Exclusive Remedy. Each of Seller and Buyer acknowledges and agrees that, from and after the Closing (except in the case of causes of action arising from fraud or as provided in

Section 9.5(b) or Section 10.7 hereof), its sole and exclusive remedy with respect to any and all claims for money damages against the other party relating to the subject matter of this Agreement (other than the Related Documents) shall be pursuant to the indemnification provisions set forth in this Article IX or as otherwise provided hereunder.

      9.5. Dispute Resolution.

            (a) Negotiation. In the event of any dispute or disagreement between Seller and Buyer as to the interpretation of any provision of this Agreement or any other Related Document (or the performance of any obligations hereunder or thereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of Buyer and Seller shall be free to exercise the remedies available to it under Section 9.5(b) below.

            (b) Arbitration. Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other Related Documents or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to Section 9.5(a) above shall, except as otherwise provided in Section 10.7, be settled exclusively by arbitration in the City of Boston. Such arbitration shall be administered by the Center for Public Resources Institute for Dispute Resolutions (the "Institute") in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes (except as otherwise provided herein) (the "Rules"), by one independent and impartial arbitrator jointly selected by Buyer and Seller (or, if they cannot agree, in accordance with the Rules). Notwithstanding anything to the contrary provided herein, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1 et seq. The fees and expenses of the Institute and the arbitrator shall be shared equally by the Parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator shall, at its discretion, award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) between the Parties pro rata based on the relative bona fides of the claims asserted by each party. The arbitrator shall permit and facilitate such discovery as it shall determine appropriate in the circumstances. Buyer and Seller shall keep confidential any proprietary information, trade secrets or other non-public information disclosed in discovery. The arbitrator shall render its award within 90 days of the conclusion of the arbitration hearing. The arbitrator shall not be empowered to award to either party any special, consequential, incidental or punitive damages in connection with any dispute between them arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder, provided that, the arbitrator may provide for the payment of special, consequential, incidental, or punitive damages
      (i) awarded against an indemnified party in favor of a third party, or
      (ii) resulting from any Party's willful or grossly negligent breach of this Agreement or any Related Document. Notwithstanding anything to the contrary provided in this Section 9.5(b) and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party's request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review, and judgment thereon may be entered in any court of competent jurisdiction.

                                   ARTICLE X.
                                  MISCELLANEOUS

      10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) By mutual consent of Buyer and Seller in a written instrument;

            (b) By either Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach on the part of the other party of any representation, warranty or agreement contained herein which cannot be or has not been cured within 30 days after written notice of such breach by the terminating party to the party in breach;

            (c) At the election of either Buyer or Seller, if the Closing shall not have occurred on or before January 31, 2002 (the "Termination Date"), or such later date as shall have been agreed to in writing by Buyer and Seller; provided, that no party may terminate this Agreement pursuant to this Section 10.1(c) if the failure of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement;

            (d) By either Buyer or Seller, if any permanent injunction or action by any Governmental Authority preventing the consummation of the Acquisition shall have become final and nonappealable; or

            (e) By Buyer if the acquisition of Buyer by Tyco International Ltd. is consummated prior to the Closing Date.

      10.2. Effect of Termination. In the event of termination of this Agreement and abandonment of the Acquisition by either Seller or Buyer as provided in
Section 10.1, this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers or directors, except that (i) the provisions of Sections 1.1, 10.3, 10.10, 10.13, 10.14, and 10.20 (and of this Section 10.2) shall survive such termination of this Agreement and remain in full force and effect and (ii) notwithstanding anything to the contrary contained in this Agreement, each party shall remain liable (in an action at law or otherwise) for any liabilities or damages arising out of material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      10.3. Confidentiality Upon Termination. All information not previously disclosed to the public or generally known to Persons engaged in the respective businesses of Seller or Buyer which shall have been furnished by any of such Parties to the another of such Parties in connection with the transactions contemplated hereby shall not be disclosed to any Person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

      10.4. Survival of Representations and Warranties. Notwithstanding any investigation conducted before or after the Closing, and notwithstanding any knowledge or notice of any fact or circumstance that either Buyer or Seller may have as the result of such investigation or otherwise, Buyer and Seller shall each be entitled to rely upon the representations, warranties and covenants of the other in this Agreement. Each of the representations and warranties contained in this Agreement, in any of the Related Documents or in any Certificate delivered hereunder shall terminate upon the second anniversary of the Closing Date, other than the representations contained in Sections 4.6, 4.12(c) and 4.12(h), which shall survive the Closing indefinitely.

      10.5. Brokerage. Buyer and Seller represent to each other that there has been no intermediary or broker in negotiations or discussions incident to the execution of this Agreement or any of the transactions contemplated hereby and each party to this Agreement hereby indemnifies the other against any commission or other compensation due or becoming due with respect to any of such transactions.

      10.6. Waivers and Amendments.

            (a) This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties hereto.

            (b) No waiver of any provision of this Agreement, or consent to any departure from the terms hereof, shall be effective unless the same shall be in writing and signed by the party waiving or consenting thereto. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies provided by law.

      10.7. Performance. Each Party hereto acknowledges that money damages alone will not adequately compensate such party for breach of such Party's obligations under Section 8.3, and Section 8.10, and, therefore, agrees that in the event of the breach or threatened breach of any such obligation, in addition to all other remedies available to the other Party, at law, in equity or otherwise, such other Party shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms of any such Section.

      10.8. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as shown in Exhibit 10.8.

      10.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses:

      (a) if to Seller, to:

                  NMT Medical, Inc.
                  27 Wormwood Street
                  Boston, Massachusetts 02110-1625
                  Attention: President
                  Telecopier No.: 617-737-0924

            with a copy to:

                  Michael J. LaCascia
                  Hale and Dorr LLP
                  60 State Street
                  Boston, Massachusetts 02109
                  Telecopier No.: 617-526-5000

      (b) if to Buyer, to:

                  C.R. Bard, Inc.
                  730 Central Avenue
                  Murray Hill, New Jersey 07974
                  Attention: General Counsel
                  Telecopier No.:

            with a copy to:

                  Peter W. Coogan
                  Carol Hempfling Pratt
                  Foley, Hoag & Eliot LLP
                  One Post Office Square
                  Boston, Massachusetts 02109
                  Telecopier No.: (617) 832-7000

            or at such other address for a party as shall be specified by like notice.

      10.10. Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby, whether or not they are completed. In the event of any conflict between this provision and the indemnification or termination provisions of this Agreement, the indemnification or termination provisions, as the case may be, shall control.

      10.11. No Solicitation. Seller shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person (other than Buyer) relating to any acquisition or purchase of the Business or any material portion thereof or Assets relating thereto, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, any effort or attempt by any other person to do or seek any such acquisition or purchase. The Seller shall immediately cease and cause to be terminated all existing discussions or negotiations with any Parties conducted heretofore with respect to the foregoing.

      10.12. Publicity. The Parties will consult with respect to the appropriate public disclosure to be made with respect to the transactions contemplated hereby, and will make no such disclosure without reasonable notice to the other Party prior to such disclosure, except as may be required by law or by the rules of any stock exchange.

      10.13. Entire Agreement. This Agreement and the Related Documents constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, among the Parties, or any of them, in connection with such subject matter, and, as of the Closing Date, the Distribution Agreement, dated as of May 19, 1992, as amended, between the parties, and the International Distribution Agreement, dated as of November 30, 1995, as amended, between Bard International, Inc. and the Seller, shall terminate and be of no further force and effect.

      10.14. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without giving effect to its conflicts of laws rules.

      10.15. Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

      10.16. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

      10.17. Exhibits. All Exhibits mentioned in this Agreement shall be attached to this Agreement, and shall form an integral part hereof. All capitalized terms defined in this Agreement which are used in any Exhibit shall, unless the context otherwise requires, have the same meaning therein as given herein.

      10.18. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

      10.19. No Assignment by Seller. This Agreement is personal to Seller, and Seller shall not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Buyer, which consent may be withheld for any reason. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Without the consent of Seller, Buyer shall be entitled to assign any or all of its rights hereunder.

      10.20. Waiver of Jury Trial. Seller and Buyer each hereby irrevocably and unconditionally waives all rights to trial by jury in any legal action, proceeding or counterclaim with respect to any matter whatsoever arising out of or in connection with or related to this Agreement or the enforcement thereof.

                                    * * * * *

          The remainder of this page has been intentionally left blank

      IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

                                    C. R. BARD, INC.


                                    By:    Timothy M. Ring
                                       ---------------------------------------
                                    Title: Group President
                                          ------------------------------------


                                    NMT MEDICAL, INC.


                                    By:    John E. Ahern
                                       ---------------------------------------
                                    Title: President & Chief Executive Officer
                                          ------------------------------------